EXHIBIT 23







     CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM




We hereby consent to the inclusion of our report dated July 20, 2007 on the balance sheet of AEI Income and Growth Fund 27 LLC as of May 31, 2007, and our report dated March 30, 2007 on the balance sheet of AEI Fund Management XXI, Inc. as of December 31, 2006 and 2005 in the Pre-Effective Amendment No. 1 to Form SB-2 Registration Statement of AEI Income and Growth Fund 27 LLC dated on or about October 23, 2007 and to the reference to our Firm under the caption "Experts" in the Prospectus included therein.



                        /s/  Boulay, Heutmaker, Zibell & Co. P.L.L.P.
                                   Certified Public Accountants

Minneapolis, Minnesota
October 23, 2007